Exhibit 5.1

Tel Aviv, January 8, 2010
Our ref: 10479/1250

Syneron Medical Ltd.
Industrial Zone,
Yokneam Illit, 20692, Tavor Building
P.O.B. 550, Israel

RE:  Registration on Form S-8

Ladies and Gentlemen:

We have acted as Israeli counsel to Syneron Medical Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with its filing of a registration statement on Form S-8 on or about January 8, 2010 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the registration of an additional 5,963,836 of the Company’s ordinary shares, par value NIS 0.01 per share (the “Shares”) and related purchase rights, issuable under its 2004 Israel Stock Option Plan and the 2004 Stock Incentive Plan (the “2004 Plans”).

In our capacity as counsel to the Company, we have examined originals or copies, satisfactory to us, of the Company’s (i) Amended and Restated Articles of Association, (ii) 2004 Plans and (iii) resolutions of the Company’s audit committee, board of directors and shareholders. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, to the extent that we did not independently establish relevant facts, we have relied on certificates of public officials and certificates of officers or other representatives of the Company.  We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel.

On the basis of the foregoing, we are of the opinion that the Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the 2004 Plans, pursuant to agreements with respect to the 2004 Plans and, as the case may be, pursuant to the terms of the awards that were granted or may be granted under the 2004 Plans, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.